THE WELLCARE MANAGEMENT GROUP, INC. AND SUBSIDIARIES
               COMPUTATION OF NET INCOME PER SHARE OF COMMON STOCK
                      (in thousands, except per share data)
                                   (unaudited)

                                           THREE MONTHS        SIX MONTHS
                                          ENDED JUNE 30,      ENDED JUNE 30,
                                          -------------       ---------------
                                          1998     1997       1998       1997
                                          ----     ----       ----       ----

(Loss)/income before income taxes      $(2,482) $   105    $(3,700)  $(12,897)
Benefit for income taxes                    --       --         --         --
                                       -------  -------    -------   --------
NET (LOSS)/INCOME                      $(2,482) $   105    $(3,700)  $(12,897)
                                       =======  =======    =======   ========


(LOSS)/INCOME PER SHARE - BASIC        $ (0.36) $  0.02    $ (0.56)  $  (2.05)
                                       =======  =======    =======   ========
Weighted average shares of
  Common Stock outstanding               6,924    6,298      6,612      6,298
                                       =======  =======    =======   ========


(LOSS)/INCOME PER SHARE - DILUTED      $ (0.36) $  0.01    $ (0.56)  $  (2.05)
                                       =======  =======    =======   ========
Weighted average shares of
  Common Stock and Common
  Stock equivalents
  outstanding                            6,924    8,227      6,612      6,298
                                       =======  =======    =======   ========

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